UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2008

APPLE REIT NINE, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-147414	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Nine, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 2.01 of Form 8-K.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 11, 2008, the same day the hotel opened for business, our indirect wholly-owned subsidiary, Apple Nine Hospitality Ownership, Inc. closed on the purchase of a limited liability company, Sunbelt – RHM, LLC, which owns a hotel located in Hattiesburg, Mississippi. Our purchasing subsidiary became the sole member of the limited liability company. The hotel acquired by our purchasing subsidiary is a Residence Inn® containing 84 guest rooms. The purchase price for the limited liability company was $9,793,028. The seller has no material relationship with us or our subsidiaries, other than through the related purchase contracts mentioned below.

The purchase price was funded by our ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share).

All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

As a result of the closing described above, one closing has occurred under a series of purchase contracts executed on October 20, 2008 for the potential purchase of entities owning six hotels. Additional information regarding the entity purchased and the purchase contracts is set forth in our Form 8-K dated October 16, 2008 and filed with the Securities and Exchange Commission on October 22, 2008, which is incorporated herein by reference. There can be no assurance at this time that any further closings will occur under the remaining purchase contracts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Nine, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

December 16, 2008

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